SECOND AMENDMENT
TO
MARKETING AGREEMENT

This Second Amendment to Marketing Agreement (this “Amendment”) is entered into as of December 19, 2016, but effective as of October 1, 2016, by and between Delek Refining, Ltd., a Texas limited partnership (“Delek Refining”), and Delek Marketing & Supply, LP, a Delaware limited partnership (“Delek Marketing”). Delek Refining and Delek Marketing are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Delek Refining and Delek Marketing are parties to that certain Marketing Agreement dated as of November 7, 2012, as amended by that certain First Amendment to Marketing Agreement dated as of July 26, 2013 (the “Marketing Agreement”); and

WHEREAS, Delek Refining and Delek Marketing now desire to amend the Marketing Agreement in certain respects, as provided in this Amendment;

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, obligations and benefits made and contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.Definitions. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Marketing Agreement.

2.Amendment. The Parties hereto agree that the Marketing Agreement is hereby amended as follows:

(a)	The defined term “Cost Basis” is deleted.

(b)	The defined term “Margin” is deleted.

(c)	The defined term “Services Profit Share” is deleted.

(d)Article 1 of the Marketing Agreement is hereby amended by adding the following definition thereto in its appropriate alphabetical order:

““RFS Program” means Renewable Fuel Standard Program under the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007 and implementing regulations, including without limitation, 40 C.F.R. Part 80, Subpart M.”

(e)Section 2.2 of the Marketing Agreement is hereby amended by adding a new clause (g) to read as follows, and by making the necessary grammatical changes thereto:

“(g)    assist Delek Refining with monitoring Delek Refining’s compliance obligations under the RFS Program (it being understood and agreed that Delek Marketing will have no liability with respect to any failure to comply by Delek Refining).”

(f)Section 3.1 of the Marketing Agreement is hereby amended by deleting therefrom “the tenth (10th) anniversary hereof” and inserting in lieu thereof “September 30, 2026”.

(g)Section 6.1 of the Marketing Agreement is hereby amended in its entirety to read as follows:

“6.1    Marketing and Sales Services Fee. In consideration for the marketing and sales services to be performed by Delek Marketing during the Term pursuant to the terms and conditions hereof, Delek Refining shall pay Delek Marketing a monthly fee equal, for any one-month period, to (a) $0.01818 per gallon of Refinery Products sold pursuant to this Agreement during such period up to the Minimum Volume Commitment for such period and (b) $0.01725 per gallon of Refinery Products sold pursuant to this Agreement during such period for amounts in excess of the Minimum Volume Commitment for such period (the “Services Base Fee”).”

(h)Section 6.5(b) of the Marketing Agreement is hereby amended by deleting therefrom “and the Services Profit Share”.

(i)Section 6.6 of the Marketing Agreement is hereby amended in its entirety to read as follows:

“6.6 Invoicing and Payments. Delek Marketing shall invoice Delek Refining monthly (or in the case of any Shortfall Payments, quarterly). The Services Base Fee and the Shortfall Payment, if any, for any one-month (or one Contract Quarter, as applicable) period shall be due and payable by Delek Refining in arrears on or before the tenth (10th) Business Day following receipt by Delek Refining of such invoice. Any past due payments owed pursuant to this Article 6 shall accrue interest, payable on demand, at the Prime Rate from the due date of the payment through the actual date of payment. Payment of any Services Base Fee or Shortfall Payment pursuant to this Article 6 shall be made by wire transfer of immediately available funds to an account designated in writing by Delek Marketing. If any such fee shall be due and payable on a day that is not a Business Day, such payment shall be due and payable on the next succeeding Business Day.”

(j)The first sentence of Section 6.7 of the Marketing Agreement is hereby amended in its entirety to read as follows:

“Delek Refining shall maintain the books, records and accounts reflecting the transactions arising from this Agreement during the Term, including, without limitation, accounting and administrative reports relating to the (a) marketing and sale of the Refinery Products and (b) accrual and payment of the Services Base Fee and Shortfall Payment attributable to the Term.”

(k)Section 7.1 of the Marketing Agreement is hereby amended by deleting therefrom “or the Services Profit Share”.

(l)The first sentence of Section 8.1 of the Marketing Agreement is hereby amended in its entirety to read as follows:

“In the event that either Party is rendered unable, wholly or in part, by a Force Majeure event to perform its obligations under this Agreement, then upon the delivery by such Party (the “Force Majeure Party”) of written notice (a “Force Majeure Notice”) and full particulars of the Force Majeure event within a reasonable time after the occurrence of the Force Majeure event relied on, the obligations of the Parties, to the extent they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused; provided, that (A) prior to the third anniversary of the Effective Date, Delek Refining shall be required to make payments (i) for the Services Base Fee for volumes actually sold under this Agreement, and (ii) unless the Force Majeure event is an event that adversely affects Delek Marketing’s ability to perform the marketing services it is required to perform under this Agreement, for any Shortfall Payments to the extent such amount has not been paid pursuant to clause (A)(i) and (B) from and after the third anniversary of the Effective Date, Delek Refining shall be required to continue to make payments for the Services Base Fee for volumes actually sold under this Agreement.”

(m)Schedule B is hereby deleted from the Marketing Agreement.

3.    Ratification. Except as amended or modified by Section 2 of this Amendment, the Marketing Agreement is hereby ratified by each of the Parties hereto and shall remain in full force and effect in accordance with its terms.

4.    Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

DELEK REFINING, LTD.

By: DELEK U.S. REFINING GP, LLC,	its general partner
By: /s/ Avigal Soreq
Name: Avigal Soreq
Title: Executive Vice President

By: /s/ Daniel McCarty
Name: Daniel McCarty
Title: Vice President

DELEK MARKETING & SUPPLY, LP
By: DELEK MARKETING GP, LLC,
    its general partner

By: /s/ Mark D. Smith
Name: Mark D. Smith
Title: Executive Vice President

By: /s/ John Laing
Name: John Laing
Title: Vice President

[Signature Page to Second Amendment to Marketing Agreement]